UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
September 9, 2014
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On September 11, 2014, lululemon athletica inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended August 3, 2014 and certain other information. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. As previously announced, the Company has scheduled a conference call for 9:00 a.m. Eastern time on September 11, 2014 to discuss financial results.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 9, 2014, the board of directors of lululemon athletica inc. (the “Company”) increased the size of the board of directors from ten to twelve members and appointed Steven J. Collins as a Class II director and David M. Mussafer as a Class I director to fill the newly-created vacancies. Mr. Collins will serve as a member of the class of directors whose terms expire at the 2015 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. Mr. Mussafer will serve as a member of the class of directors whose terms expire at the 2017 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. Mr. Collins is a Managing Director of Advent International Corporation (“Advent”) and Mr. Mussafer is a Managing Partner of Advent and Co-Chairman of its executive committee.

The board of directors has determined that Messrs. Collins and Mussafer are “independent” as contemplated by The Nasdaq Stock Market and other governing laws and applicable regulations. Mr. Collins has been appointed to serve as a member of the compensation committee of the board of directors and as an observer to the audit committee of the board of directors. Mr. Mussafer has been appointed to serve as a co-Chairman of the Board and as a member of the nominating and governance committee of the board of directors.

Each of Mr. Collins and Mr. Mussafer will receive compensation for his service as a director consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2014, except that prior to the Company’s 2015 Annual Meeting of Stockholders each will receive a pro rata portion of the annual restricted stock grants made to non-employee directors. Messrs. Collins and Mussafer will also enter into the standard form indemnification agreement for directors and certain officers (which was previously filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 dated July 9, 2007).

The appointments of Messrs. Collins and Mussafer to the board of directors became effective September 9, 2014, upon the closing of a support agreement (the “Support Agreement”) between the Company, Dennis J. Wilson and certain entities affiliated with Advent in connection with a Stock Purchase Agreement between Advent and Mr. Wilson, dated August 7, 2014 (the “Purchase Agreement”). A copy of the Support Agreement was previously filed as Exhibit 99.1 to the Company’s current report on Form 8-K filed with the SEC on August 7, 2014. Pursuant to the Support Agreement, effective as of the closing of the transactions contemplated in the Purchase Agreement, the board of directors of the Company agreed to (i) expand the size of the Board from ten directors to twelve directors and to appoint Messrs. Collins and Mussafer to fill the resulting vacancies; (ii) appoint Mr. Mussafer as a co-Chairman of the Board and as a member of the nominating and governance committee of the board of directors; and (iii) appoint Mr. Collins as an observer to the audit committee of the board of directors and as a member of the compensation committee of the board of directors.

Pursuant to the Support Agreement, Advent will have a continuing right to nominate (i) two designees to the board of directors for so long as Advent beneficially owns at least 10.0% of the Company’s voting securities or (ii) one designee to the board of directors for so long as Advent beneficially owns at least 6.75% (but less than 10.0%) of the Company’s voting securities. Further, for so long as Advent beneficially owns at least 6.75% of the Company’s voting securities, one of its nominees will have the opportunity to serve as a co-Chairman of the Board and at least one of its nominees will have the opportunity to join each of the committees of the board of directors (subject to independence and other applicable requirements).

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 9, 2014, the board of directors amended Section 6.1 of the Company’s Bylaws to provide that the board of directors may appoint a Chairman of the Board or alternatively, as the board of directors may determine, one or more co-Chairmen of the Board, along with conforming changes to other sections of the Bylaws. A copy of the Company’s Fourth Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

3.1	Fourth Amended and Restated Bylaws of lululemon athletica inc.

99.1	Press release entitled "lululemon athletica inc. Announces Second Quarter Fiscal 2014 Results," issued on September 11, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: September 10, 2014	/s/ JOHN E. CURRIE
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Bylaws of lululemon athletica inc.

99.1	Press release entitled "lululemon athletica inc. Announces Second Quarter Fiscal 2014 Results," issued on September 11, 2014.